UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2003

Analex Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-5404	71-0869563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5904 Richmond Highway, Suite 300, Alexandria, VA	22309
(Address of principal executive offices)	(Zip Code)

(703) 329-9400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure.

On July 18, 2003, Analex Corporation (the “Company”) entered into a Purchase Agreement (the “Pequot Purchase Agreement”) with two investment funds managed by Pequot Capital Management, Inc. (“Pequot”) pursuant to which the Company has agreed to:

•	issue and sell to Pequot 6,726,457 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for a purchase price of $2.23 per share of Series A Preferred Stock (the “Series A Purchase Price”) and an aggregate consideration of approximately $15,000,000;

•	in connection with the issuance and sale of the Series A Preferred Stock, issue warrants (the “Preferred Warrants”) exercisable to purchase the Company’s common stock (the “Common Stock”) at a ratio of one share of Common Stock for every five shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

•	issue and sell to Pequot $10,000,000 in aggregate principal amount of the Company’s Secured Subordinated Convertible Promissory Notes (the “Convertible Notes”); and

•	in connection with the issuance and sale of the Convertible Notes, issue warrants (the “Note Warrants,” and together with the Preferred Warrants, the “Warrants”) exercisable to purchase Common Stock at a ratio of one share of Common Stock for every five shares of Common Stock issued or issuable upon conversion of the Convertible Notes.

In addition, on July 18, 2003, the Company entered into a Securities Repurchase Agreement (the “Stout Repurchase Agreement”) with Company Chairman Jon M. Stout, certain members of Mr. Stout’s immediate family and certain entities controlled by Mr. Stout and his family (collectively, the “Stout Parties”) pursuant to which the Company will purchase an aggregate of 2,625,451 shares of Common Stock and warrants and options exercisable to purchase an aggregate of 1,209,088 shares of Common Stock from the Stout Parties for aggregate consideration of $9,166,844.21. The aggregate purchase price per share of Common Stock to be paid to the Stout Parties is $2.63 reduced by the exercise prices of the warrants and options held by the Stout Parties.

The transactions contemplated by the Pequot Purchase Agreement and the Stout Repurchase Agreement are required to be closed simultaneously at a closing (the “Closing”) that the Company expects to occur in September 2003. The transactions contemplated by the Pequot Purchase Agreement and the Stout Repurchase Agreement are collectively referred to herein as the “Pequot Transaction.”

The proceeds from the sale of the Convertible Notes will be used to repurchase the securities from the Stout Parties and pay expenses in connection with the Pequot Transaction.

The Company anticipates using the proceeds from the sale of the Series A Preferred Stock to pay certain existing liabilities and to support all or a portion of the cost of future acquisitions by the Company.

Pequot Purchase Agreement

The issuance of the Series A Preferred Stock, Convertible Notes and Warrants and the other transactions contemplated by the Pequot Purchase Agreement are subject to several closing conditions, including the approval of the Company’s stockholders.

If the Company is unable to consummate the Pequot Transaction due to a determination by the Company’s Board of Directors that consummation of such transaction conflicts with the Board’s fiduciary duties under applicable law, the Company is required to pay Pequot a fee of $750,000. If the Closing does not occur because Pequot is unable to consummate the transaction for any reason other than the Company’s failure to comply with its obligations or to satisfy the conditions to Pequot’s closing obligations, then Pequot is required to pay the Company a fee of $750,000.

Series A Preferred Stock

The Series A Preferred Stock bears a cumulative annual dividend of 6%, payable quarterly in cash or, if the Company’s available cash for operations does not meet specified levels or such payment would result in a default under the Company’s senior credit facility, in additional shares of Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to vote together with all other classes and series of voting stock of the Company on all actions to be taken by the stockholders of the Company. In addition, as long as 50% of the Series A Preferred Stock originally issued remains outstanding, the Company may not take numerous specified actions (including mergers, certain changes to the Company’s Certificate of Incorporation and acquisitions involving aggregate consideration greater than $10,000,000) without obtaining the written consent of the holders of a majority of the Series A Preferred Stock. If the Company fails to comply with its redemption obligations with respect to the Series A Preferred Stock (discussed below), the Company may not take such specified actions without Pequot’s consent, regardless of the amount of Series A Preferred Stock Pequot owns.

Upon any liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock are entitled to receive, out of the Company’s assets available for stockholder distributions and prior to distributions to junior securities (including the Common Stock), an amount equal to the Series A Purchase Price plus any accrued but unpaid dividends thereon. Certain mergers, acquisitions or asset sales involving the Company are treated as a liquidation event unless the holders of a majority of the Series A Preferred Stock elect not to treat such transactions as liquidation events.

The Series A Preferred Stock is convertible into Common Stock at any time at the election of its holders, initially at a ratio of one share of Common Stock for every share of Series A Preferred Stock. The conversion ratio is subject to adjustments for certain dilutive equity issuances and for stock splits, stock dividends and similar events. The Series A Preferred Stock will automatically convert into Common Stock if, any time following 18 months after the Closing, the average closing price of the Common Stock over a 20 consecutive trading day period exceeds 2.5 times the conversion price then in effect for the Series A Preferred Stock. In addition, the Series A Preferred Stock held by holders that do not accept an offer by the Company to purchase the Series A Preferred Stock for at least 2.5 times the conversion price then in effect also will automatically convert into Common Stock. In addition, the Series A Preferred Stock will automatically convert into Common Stock upon the agreement of the holders of a majority of the Series A Preferred Stock.

Holders of the Series A Preferred Stock may require the Company to redeem their shares in four equal quarterly installments any time on or after the fourth anniversary of the Closing at the Series A Purchase Price, as adjusted for stock splits, stock dividends and similar events, plus accrued but unpaid dividends. Holders of the Series A Preferred Stock and any debt or equity security of the Company convertible into Series A Preferred Stock (including the Convertible Notes) have pro rata preemptive rights with respect to private equity offerings by the Company after the Closing, subject to specified exceptions.

These and other terms and provisions of the Series A Preferred Stock are set forth in the Certificate of Designations Powers, Preferences and Rights of the Series A Preferred Stock (the “Series A Certificate of Designations”) that will form a part of the Company’s Certificate of Incorporation. The Series A Certificate of Designations will be filed with the Secretary of State of Delaware prior to the Closing.

Convertible Notes

The Convertible Notes mature on the fourth anniversary of the Closing. The Convertible Notes bear interest at an annual rate of 7%, payable quarterly in cash or, if the Company’s available cash for operations does not meet specified levels or such payment would result in a default under the Company’s senior credit facility, accrued and added to the outstanding principal. Upon a payment default, the interest rate on the Convertible Notes will be increased to 11% per annum.

Prior to the date which is 18 months after the Closing, the Convertible Notes may not be prepaid without the consent of the holders of a majority of the outstanding principal amount of the Convertible Notes. Any time following 18 months after the Closing, the Company, at its sole option, may prepay the Convertible Notes. Such prepayment will be made, in most circumstances at the option of the Convertible Note holders, either in cash in an amount equal to the outstanding principal plus the net present value of interest to maturity discounted at 7% per annum or by conversion of the principal into shares of Series A Preferred Stock and the payment of interest in cash or in shares of Series A Preferred Stock. Holders of the Convertible Notes may convert the outstanding principal and accrued interest on the Notes into Series A Preferred Stock at any time. The conversion price for the Convertible Notes is 135% of the Series A Purchase Price, subject to adjustment for stock splits, stock dividends and similar events. The Company may cause the automatic conversion of the Convertible Notes into Common Stock if, any time following 18 months after the Closing, the average closing price for the Common Stock over a 20 consecutive trading day period exceeds 2.5 times the Series A Purchase Price, as adjusted for dilutive equity issuances, stock splits, stock dividends and similar events.

The terms of the Convertible Notes provide for specified events of default, including failure to pay principal of and interest on the Notes, certain violations of financial and operational covenants and certain other events, many of which are similar to the events of default under the Company’s senior credit facility. The Company’s obligations under the Convertible Notes will be secured by a lien on substantially all of the assets of the Company and its subsidiaries and will be guaranteed by the Company’s subsidiaries. Such obligations will be subordinated to the rights of the Company’s present and future senior secured lenders and the rights of the U.S. Department of Justice (the “DOJ”) under the Settlement Agreement between the DOJ and the former Analex Corporation acquired by the Company in November 2001. The relative rights of the Company’s senior lenders and the holders of the Convertible Notes are set forth in an intercreditor agreement (the “Intercreditor Agreement”) that will become effective at the Closing.

During the time that the Convertible Notes and the Series A Preferred Stock are outstanding, the Company will be subject to financial and operational covenants specified in the Pequot Purchase Agreement. These financial and operational covenants will be no more restrictive than the financial and operational covenants included in the Company’s senior credit facility. Certain of such covenants will continue in effect after the payment or conversion of the Convertible Notes.

Warrants

The Warrants are exercisable at any time before the tenth anniversary of the Closing. The Preferred Warrants are exercisable to purchase one share of Common Stock for every five shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock. The Note Warrants are exercisable to purchase one share of Common Stock for every five shares of Common Stock issued or issuable upon conversion of the Convertible Notes. The exercise price of the Warrants is $3.28 (representing a 47% premium to the Series A Purchase Price) subject to adjustment for stock splits, stock dividends and similar events.

Stockholders’ Voting Agreement

At the Closing, the Company, Pequot and certain stockholders of the Company who, together with Pequot, will own a majority of the voting stock of the Company upon the Closing, will enter into a Stockholders’ Voting Agreement (the “Stockholders’ Agreement”), pursuant to which Pequot and such stockholders agree to vote, or cause to be voted, all securities of the Company they own or over which they have voting control so that the number of directors of the Company will be seven (7), consisting of:

•	the Company’s chief executive officer, currently Mr. Phillips,

•	two (2) directors designated by Pequot,

•	three (3) non-employee directors designated by the Company’s Chief Executive Officer and acceptable to Pequot, and

•	one (1) independent director designated by Pequot and acceptable to the Company’s Chief Executive Officer.

One of the directors designated by Pequot will be the “financial expert” required by Securities and Exchange Commission rules, and, to the greatest extent permitted by applicable law and regulations, at least one director designated by Pequot will be on each committee of the Board. If Pequot holds less than specified percentages of the securities it originally purchases at the Closing, Pequot will have the right to designate two, one or no directors. If Pequot has the right to designate fewer than two directors, the above voting provisions are adjusted in the manner described in the Stockholders’ Agreement.

Immediately following the Closing, the Board will be constituted in accordance with the Stockholders’ Agreement, and will consist of four current directors, including Mr. Phillips, and three directors designated by Pequot, including Gerald Poch, Managing Director of a Pequot affiliate, and Martin Hale, General Partner of a Pequot affiliate. At the Closing, Mr. Stout and Shawna Stout will resign from the Board.

In certain circumstances, including the Company’s failure to redeem the Series A Preferred Stock as required or failure to pay certain amounts due under the Convertible Notes, Pequot may designate additional directors so that the Pequot directors comprise a majority of the Board. This right will terminate if the Company redeems the Series A Preferred Stock and repays the Convertible Notes.

Registration Rights

At the Closing, the Company will enter into a Registration Rights Agreement with Pequot (the “Registration Rights Agreement”), pursuant to which, within 30 days following the Closing, the Company will be required to file a registration statement on Form S-3 registering the resale of the Common Stock underlying the Series A Preferred Stock, the Convertible Notes and the Warrants. The Company will be required to keep such registration statement effective until all the Common Stock registered thereunder is sold or the holders are entitled to sell such Common Stock under Rule 144(k) under the Securities Act of 1933. The Registration Rights Agreement also provides Pequot with piggyback registration rights with respect to certain underwritten offerings initiated by the Company.

Stout Repurchase

The consummation of the transactions under the Stout Repurchase Agreement is subject to several conditions, including the approval of the Company’s stockholders of the Pequot Transaction and the receipt by the Company of an updated fairness opinion from Houlihan,

Lokey, Howard & Zukin Financial Advisors, Inc. with respect to the fairness of the Pequot Transaction, including the repurchase of the Stout Parties’ securities.

At the Closing, the Registration Rights Agreement, dated as of March 30, 2000, by and among the Company, Mr. Stout, Patricia Stout, the Stout Dynastic Trust, J. Richard Knop and certain other investors in the Company, will be terminated. In addition, the Voting Agreement, dated as of March 30, 2000, by and among Mr. Stout, Mrs. Stout, the Stout Dynastic Trust, Mr. Knop, C.W. Gilluly and certain other investors in the Company, will be terminated at the Closing.

In connection with the Closing, Mr. Stout’s employment with the Company will be terminated, and an Employment Termination Agreement between the Company and Mr. Stout (the “Stout Employment Termination Agreement”) will become effective. Pursuant to the Stout Employment Termination Agreement, at the Closing, the Company will pay Mr. Stout $280,000, representing two years’ base salary under Mr. Stout’s existing employment agreement. In addition, a Non-Competition Agreement between Mr. Stout and the Company (the “Stout Non-Competition Agreement”) will become effective at the Closing. Under the Stout Non-Competition Agreement, Mr. Stout agrees not to compete with the Company, adversely interfere with the Company’s current and prospective customers and clients or solicit or hire Company employees, consultants or service providers for a period of three (3) years following the Closing. As consideration for such non-competition and non-solicitation restrictions, and as long as Mr. Stout is in compliance with the Stout Non-Competition Agreement, the Company will pay him $50,000 every three months during the term of the agreement, for aggregate consideration of $600,000.

Amendment to Senior Credit Facility

In connection with the Closing, an amendment (the “Credit Agreement Amendment”) to the Company’s existing credit agreement with Bank of America, N.A. (“Bank of America”) will become effective. The Credit Agreement Amendment will eliminate or revise certain operational and financial covenants and revise an event of default provision. In connection with the execution of the Pequot Transaction documents, Bank of America has provided the Company with a letter (the “Bank of America Consent Letter”) consenting to the Company’s entering into the Pequot Transaction and waiving certain covenant defaults under the existing credit agreement otherwise triggered by the Pequot Transaction.

Increase in Authorized Stock

In connection with its review and approval of the Pequot Transaction, the Company’s Board of Directors has authorized an increase in the number of shares of the Company’s Common Stock and Preferred Stock authorized for issuance. This increase would result in the Company having total authorized capital stock of 100,000,000 shares, consisting of 65,000,000 shares of Common Stock and 35,000,000 shares of Preferred Stock. The increase will be reflected in a Certificate of Amendment to the Company’s Certificate of Incorporation (the

“Certificate of Amendment”) which will be presented to the Company’s stockholders for approval at the special meeting to be held to approve the Pequot Transaction.

Stockholder Approval

The Company’s stockholders will be asked to approve the Pequot Transaction and the increase in authorized capital stock at a special meeting of stockholders. In connection with the execution of the Pequot Purchase Agreement, stockholders holding approximately 48% of the Company’s Common Stock (including the Stout Parties) entered into a Voting Agreement (the “Pequot Transaction Voting Agreement”), pursuant to which these stockholders have agreed to vote in favor of the Pequot Transaction at any meeting of the Company’s stockholders or in connection with any action taken by such stockholders.

Summary of Terms

The description of the terms and provisions of the Pequot Purchase Agreement, the Series A Certificate of Designations, the Convertible Notes, the Warrants, the Intercreditor Agreement, the Stockholders’ Voting Agreement, the Registration Rights Agreement, the Stout Repurchase Agreement, the Stout Employment Termination Agreement, the Stout Non-Competition Agreement, the Certificate of Amendment, the Credit Agreement Amendment, the B of A Consent Letter and the Pequot Transaction Voting Agreement set forth herein do not purport to be complete and are subject to, and are qualified in their entirety by, the detailed provisions of those documents. Copies of these documents are filed as exhibits to this Current Report on Form 8-K.

Item 7.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

Exhibit No.	Exhibit

4.1	Form of Certificate of Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock

4.2	Form of Certificate of Amendment to Certificate of Incorporation

99.1	Subordinated Note and Series A Convertible Preferred Stock Purchase Agreement, dated as of July 18, 2003, by and among Analex Corporation, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity

Partners III, L.P.

99.2	Securities Repurchase Agreement, dated as of July 18, 2003, by and among Analex Corporation, Jon M. Stout, Patricia Stout, Shawna Stout, Marcus Stout, Stout Dynastic Trust and S Co, LLC

99.3	Form of Secured Subordinated Convertible Promissory Note to be issued by Analex Corporation

99.4	Intercreditor and Subordination Agreement by and among Bank of America, N.A., Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Analex Corporation and the subsidiaries of Analex Corporation

99.5	Form of Common Stock Purchase Warrant to be issued by Analex Corporation

99.6	Form of Stockholders’ Voting Agreement to be entered into by and among Analex Corporation, Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P. and certain stockholders of Analex Corporation

99.7	Form of Registration Rights Agreement to be entered into by and among Analex Corporation, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

99.8	Employment Termination Agreement to become effective by and between Analex Corporation and Jon M. Stout

99.9	Confidentiality and Non-Competition Agreement to become effective by and between Analex Corporation and Jon M. Stout

99.10	Voting Agreement, dated as of July 18, 2003, by and among certain stockholders of Analex Corporation

99.11	Fourth Amendment to Credit Agreement, dated as of November 2, 2001, by and among Bank of America, N.A., Analex Corporation and certain subsidiaries of Analex Corporation.

99.12	Consent Letter, dated as of July 16, 2003, by and between Analex Corporation and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALEX CORPORATION

Date: July 18, 2003	By:	/s/ RONALD B. ALEXANDER
Ronald B. Alexander Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1	Form of Certificate of Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock

4.2	Form of Certificate of Amendment to Certificate of Incorporation

99.1	Subordinated Note and Series A Convertible Preferred Stock Purchase Agreement, dated as of July 18, 2003, by and among Analex Corporation, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

99.2	Securities Repurchase Agreement, dated as of July 18, 2003, by and among Analex Corporation, Jon M. Stout, Patricia Stout, Shawna Stout, Marcus Stout, Stout Dynastic Trust and S Co, LLC

99.3	Form of Secured Subordinated Convertible Promissory Note to be issued by Analex Corporation

99.4	Intercreditor and Subordination Agreement by and among Bank of America, N.A., Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P., Analex Corporation and the subsidiaries of Analex Corporation

99.5	Form of Common Stock Purchase Warrant to be issued by Analex Corporation

99.6	Form of Stockholders’ Voting Agreement to be entered into by and among Analex Corporation, Pequot Private Equity Fund III, L.P., Pequot Offshore Private Equity Partners III, L.P. and certain stockholders of Analex Corporation

99.7	Form of Registration Rights Agreement to be entered into by and among Analex Corporation, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

99.8	Employment Termination Agreement to become effective by and between Analex Corporation and Jon M. Stout

99.9	Confidentiality and Non-Competition Agreement to become effective by and between Analex Corporation and Jon M. Stout

99.10	Voting Agreement, dated as of July 18, 2003, by and among certain stockholders of Analex Corporation

99.11	Fourth Amendment to Credit Agreement, dated as of November 2, 2001, by and among Bank of America, N.A., Analex Corporation and certain subsidiaries of Analex Corporation.

99.12	Consent Letter, dated as of July 16, 2003, by and between Analex Corporation and Bank of America, N.A.